Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES ADDITION OF TAXABLE REIT SUBSIDIARY TO PROVIDE DEVELOPMENT SERVICES

Virginia Beach, VA – January 6, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that the Company’s Board of Directors has approved the acquisition, for nominal consideration, of Wheeler Development, LLC, (“Wheeler Development”), a company wholly-owned by Wheeler’s Chairman and Chief Executive Officer, Jon S. Wheeler.

Highlights

•	With the addition of Wheeler Development, the Company can seek new potential opportunities while simultaneously leveraging the benefit of owning a taxable REIT subsidiary that allows the Company to provide development services to current tenants or potentially third parties.

•	Expects to utilize expertise to cost-effectively establish and grow development subsidiary.

•	Company has broad pipeline of locations targeted to develop retail properties in secondary and tertiary markets.

•	Company expects Wheeler Development to be integrated into the REIT by January 15, 2014.

Mr. Wheeler, Chairman and Chief Executive Officer commented, “Currently, Wheeler has primarily focused on acquiring quality, grocery-anchored assets with a high occupancy rate and stable tenant base. We felt that the greatest potential for additional upside was to bring on a development portion to the REIT, allowing our company to leverage our expertise in property selection and asset management while providing our shareholders the opportunity to benefit from the upside potential at minimal cost. We feel that the inclusion of Wheeler Development into the REIT will provide an opportunity to bring a wide range of development services in-house, which we believe will add value to the Company and therefore generate a higher level of return to our shareholders.”

Background - Wheeler Development

Wheeler Development focuses on the development of retail properties in secondary and tertiary markets in the Eastern and Central United States. This entity was founded in February 2006, and has to date developed nine properties in four states of which seven are currently owned by the REIT. Wheeler Development specializes in ground up development, redevelopment of mature centers, phase two developments for existing centers and build to suit projects for select tenants. The subsidiary will continue to be located at Wheeler’s current headquarters in Virginia Beach, VA. Wheeler does not expect any material increase in operational costs as a result of the inclusion of Wheeler Development.

Wheeler Real Estate Investment Trust Inc.	Page 2
January 6, 2014

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward - looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward - looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward - looking statements. Specifically, (a) the Company’s statements regarding potential future acquisitions and (b) the timing and anticipated profitability of the acquisition of Wheeler Development. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward - looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward - looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward - looking statements to reflect events or circumstances that arise after the date hereof.

Wheeler Real Estate Investment Trust Inc.	Page 3
January 6, 2014

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com
Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com